UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report: October 10, 2007

ECO2 PLASTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

033-31067
(Commission File Number)

31-1705310
(IRS Employer Identification No.)

680 Second Street, Suite 200
San Francisco, CA 94107

(415) 829-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) Election of Directors; Appointment of Principal Officers

On October 10, 2007, Gary De Laurentiis resigned as Chairman of the Board of Directors of ECO2 Plastics, Inc. (the “Company”).  Mr. De Laurentiis will continue to serve as a Director and shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

On October 10, 2007, William Whittaker was elected as Chairman of the Board of the Company.  The Company’s Board of Directors have determined that the Chairmanship of the Board should be held by an independent Director.  Mr. Whittaker is an independent Director and he represents the largest ownership interest in the Company.

Mr. Whittaker, 57, brings extensive asset management experience, both in real estate and investment management, to the Company, where he has served as a Director since February 1, 2007.  Mr. Whittaker currently manages assets worth approximately $125 million through Whittaker Asset Management, Inc., a company of which he has been the Chairman and CEO of since 1987.  Mr. Whittaker is also the controlling principal of more than 40 privately held companies and/or partnerships that either own commercial income properties or invest in operating businesses.  Mr. Whittaker graduated from Stanford University in 1971 with an economics degree and from the University of Santa Clara School of Law, cum laude, in 1976.  He was admitted to the California State Bar in 1976 (inactive 1996) and the United States Tax Court in 1979.

Mr. Whittaker is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Whittaker is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

Mr. Whittaker shall serve as Chairman of the Board until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four (4) days from when this information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO2 Plastics, Inc.

(Registrant)

Date: October 15, 2007

/s/ Rodney S. Rougelot
Rodney S. Rougelot
CEO and Director